Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

MEDIA AND INVESTOR CONTACT:	INVESTOR CONTACT:
Sara Spafford Freeman	Angie Craig
sfreeman@sjm.com	acraig@sjm.com
651 756 6702	651 756 2191

St. Jude Medical Announces Preliminary Third Quarter Results

ST. PAUL, Minn – October 6, 2009 – St. Jude Medical, Inc. (NYSE:STJ) today announced preliminary results for the third quarter ended October 3, 2009.

Preliminary Third Quarter Results

The Company expects to report net sales of approximately $1.159 billion in the third quarter of 2009, an increase of 7 percent compared to the third quarter of 2008. Foreign currency translation comparisons decreased third quarter sales by approximately $29 million. Revenue for the third quarter increased approximately 10 percent after adjusting for the impact of foreign currency.

As a result of lower than expected sales, the Company now expects adjusted earnings per share (non-GAAP) to be in the range of $0.57 to $0.58 for the third quarter of 2009, versus previous guidance of $0.61 to $0.63. In addition, the Company will record charges in the range of $50 to $55 million in the third quarter, or $0.09 to $0.10 per share. These charges primarily reflect severance costs associated with personnel reductions related to our continuing efforts to improve sales and sales support productivity as well as to streamline manufacturing operations. The charge also includes a write-down of certain strategic cost investments.

The Company believes that one factor impacting third quarter sales was a slowdown in hospital stocking of certain medical devices.

“We believe that macro economic factors coupled with the continued pressures surrounding healthcare reform resulted in changes in purchasing behavior among some of our hospital customers,” said Dan Starks, Chairman, President, and Chief Executive Officer of St. Jude Medical. “We will have a further update during our regularly scheduled earnings call in mid-October.”

Revenue for all product categories with the exception of our Neuromodulation business came in below or at the low end of our guidance range. Preliminary sales results for the third quarter for all product categories are below.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Cardiac Rhythm Management (CRM)

Preliminary Cardiac Rhythm Management sales results, which include implantable cardioverter defibrillator (ICD) and pacemaker products, were approximately $690 million for the third quarter of 2009, a 2 percent increase over the third quarter of 2008. On a currency neutral basis, total CRM sales grew 5 percent over the comparable period in 2008.

Of that total, preliminary results indicate that ICD product sales were $389 million in the third quarter, a 2 percent increase compared with the third quarter of 2008. Preliminary results indicate that ICD revenue grew 5 percent after adjusting for the impact of foreign currency.

Third quarter preliminary pacemaker sales results were $301 million, an increase of 1 percent from the comparable quarter of 2008. Preliminary pacemaker revenue growth was 4 percent after adjusting for the impact of foreign currency.

Atrial Fibrillation (AF)

Preliminary AF product sales results for the third quarter totaled $155 million, a 15 percent increase over the third quarter of 2008. On a currency neutral basis, total AF sales grew 18 percent over the comparable quarter in 2008.

Neuromodulation

Preliminary sales results of St. Jude Medical neuromodulation products were $84 million in the third quarter of 2009, up 31 percent from the comparable quarter of 2008. Neuromodulation sales were up 32 percent in the quarter after adjusting for the impact of foreign currency.

Cardiovascular

Total preliminary cardiovascular sales results, which primarily include vascular closure and heart valve products, were $230 million for the third quarter of 2009, an 11 percent increase over the third quarter of 2008. On a currency neutral basis, total cardiovascular product sales grew 14 percent over the comparable quarter of 2008. This product category now includes sales of products that St. Jude Medical acquired from Radi Medical Systems AB in December 2008.

Sales of vascular closure products in the third quarter of 2009 were $91 million, a 2 percent increase over third quarter of 2008. Vascular closure product sales grew 5 percent after adjusting for the impact of foreign currency.

Heart valve product sales for the third quarter of 2009 were $80 million, a 3 percent increase compared with the third quarter of 2008. Heart valve product sales grew 6 percent after adjusting for the impact of foreign currency.

Fourth Quarter and Full Year 2009 Sales and Earnings Guidance

The Company will provide further information, including information regarding our income statement, balance sheet, and outlook for the full-year 2009 when St. Jude Medical releases its third quarter results on October 21, 2009. The conference call will be broadcast live on the St. Jude Medical web site at sjm.com.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted net earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, impairment charges, restructuring charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as business development activities, restructuring activities, asset impairment events or developments, settlements and other developments relating to litigation and resolution of audits by tax authorities) that vary in frequency and impact on the Company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted net earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. Headquartered in St. Paul, Minn., St. Jude Medical employs more than 15,000 people worldwide and has four major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended April 4, 2009 and July 4, 2009. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.